Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF THE POWERS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER RESTRICTIONS

OF SERIES B CONVERTIBLE PREFERRED STOCK

OF EKSO BIONICS HOLDINGS, INC.

Ekso Bionic Holdings, Inc. (the “Corporation”), pursuant to the provisions of Sections 78.195 and 78.1955 of the General Corporation Law of the State of Nevada, does hereby make this Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Restrictions (this “Certificate of Designation”), does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the provisions of Third Article of the Restated Articles of Incorporation of the Corporation (the “Articles”), the Board duly adopted resolutions authorizing the issuance of 5,852 shares of convertible preferred stock, par value $0.001 per share, and fixing the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of convertible preferred stock to be designated “Series B Convertible Preferred Stock,” as further described below. This Certificate of Designation shall be in full force and effect as of the date hereof.

Section 1.1    Designation. As of the effective date of this Certificate of Designation, there is hereby created out of the authorized preferred stock of the Corporation a series of preferred stock designated as “Series B Convertible Preferred Stock” (the “Preferred Stock”), par value $0.001 per share. The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock and the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”).

(a)    Rank. The Preferred Stock, if entitled to the receipt of dividends or of amounts distributable upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), ranks, with respect to the payment of any such dividends and rights upon a Liquidation: (i) prior or senior to all classes or series of common stock of the Corporation, par value $0.001 per share (“Common Stock”); (ii) on parity with other classes or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities are entitled to the receipt of dividends and of amounts distributable upon a Liquidation in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (iii) junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon a Liquidation in preference or priority to the Holders; and (iv) junior to all of the Corporation’s existing and future debt.

(b)    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(i)    Payments to Holders of Preferred Stock. Upon Liquidation, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking junior to the Preferred Stock, by reason of their ownership thereof, and after payment or provision for the Corporation’s debts and other liabilities, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to the stockholders of the Corporation, an amount per share equal to the Stated Value (as defined below) thereof, and excluding interest on any such payment. If upon a Liquidation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they are entitled under this Section 1.1(b)(i), the Holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Stated Value” shall mean One Thousand United States Dollars and No Cents ($1,000.00), subject to an equitable adjustment for stock splits, stock combinations, recapitalizations and similar transactions.

(ii)    Payments to Holders of Common Stock. In the event of a Liquidation, after the payment of all preferential amounts required to be paid to the Holders of shares of Preferred Stock as provided in Section 1.1(b)(i) and to the holders of shares of any other class or series of capital stock ranking senior to or on parity with the Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder. Upon a Liquidation, whether voluntary or involuntary, until payment in full is made to the holders of shares of Preferred Stock of the liquidation distribution to which they are entitled, (A) no dividend or other distribution shall be made to the holders of Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Preferred Stock and (B) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Preferred Stock.

(iii)    Exceptions. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Corporation, the sale or transfer of any or all of the Corporation’s assets or business or a statutory share exchange will not be deemed to constitute a Liquidation for purposes of this Section 1.1(b).

Section 1.2    Voting Rights.

(a)    Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no separate voting rights.

(b)    Holders shall vote together with the holders of Common Stock on an as converted to Common Stock basis (determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price (as defined below)), assuming the shares of Preferred Stock were converted with a Conversion Date occurring on such record or other relevant date; and the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Articles, the Bylaws of the Corporation, and the General Corporation Law of the State of Nevada as if the Holders were holders of Common Stock. For the avoidance of doubt, the voting rights set forth in this Section 1.2(b) will not be limited or eliminated by the provisions in Section 1.5(d). Notwithstanding anything to the contrary in this Section 1.2, in no event shall the shares of Preferred Stock held by any Holder (together with such Holder’s Attribution Parties (as defined below)) be entitled to have, on an as-converted basis and in aggregate, together with votes attributable to any other voting securities beneficially owned by such Holder and such Holder’s Attribution Parties, a number of votes representing more than 19.99% of the then-combined voting power of all of the voting securities of the Corporation outstanding as of the time of such vote (the “Voting Cap”), provided, however, that if the Corporation’s stockholders and such Holder approve the voting of the Preferred Stock above the Voting Cap, the Voting Cap will cease to apply with respect to such Holder (and such Holder’s Attribution Parties). In the event that all shares of Preferred Stock held by any Holder and such Holder’s Attribution Parties are not entitled to vote due to the Voting Cap, the number of votes that such Holder and such Holder’s Attribution Parties are entitled to in terms of their respective shares of Preferred Stock shall be reduced on a pro rata basis such that the aggregate number of votes of the shares of Preferred Stock, after taking into account the votes attributable to all voting securities of the Corporation then held by such Holder and such Holder’s Attribution Parties prior to the applicable date of determination, is equal to the Voting Cap.

(c)    In any event, and notwithstanding the foregoing limitation, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, (i) alter, waive or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create or issue any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to, or otherwise pari passu with, the Preferred Stock, (iii) increase or decrease the authorized number of shares of Preferred Stock, or (iv) amend its articles of incorporation or bylaws or file any articles of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock in any manner that adversely affects any rights given to this Preferred Stock regardless of whether any such action shall be by means of amendment to its articles of incorporation or by merger, consolidation or otherwise.

Section 1.3    Dividends. From and after the issuance date of such Preferred Stock, the Holders on the record date fixed for holders of Common Stock for dividends or distributions (or, in the event no such date is fixed prior to the first Preferential Dividend Record Date occurring following such dividends or distributions, on such Preferential Dividend Record Date) shall be entitled to receive, concurrently with any dividends or distributions, such dividends or distributions paid to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Stock into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on such record date. The Preferred Stock shall not otherwise be entitled to any dividends or distributions.

Section 1.4    Conversion.

(a)    Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the date hereof at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock, by the Conversion Price (as defined below).  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), and, only if the full or remaining number of shares of Preferred Stock represented by the certificate are being converted, but without delaying the Corporation’s requirement to deliver shares of Common Stock in accordance with Section 1.5(c), by surrendering such certificate or certificates as soon as practicable on or following the delivery of the applicable Notice of Conversion (or an indemnification undertaking with respect to such Preferred Stock certificates in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 1.7(c)).  Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by electronic mail such Notice of Conversion to the Corporation (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)    Conversion Price.

(i)    The conversion price for the Preferred Stock shall equal $8.22, subject to adjustment herein (the “Conversion Price”).

(c)    Mechanics of Conversion.

(i)    Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall use its reasonable best efforts to deliver, or cause to be delivered, to the converting Holder the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock designated in the applicable Notice of Conversion (the “Conversion Shares”) being acquired upon the conversion of the Preferred Stock. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on Nasdaq Capital Market or other national securities exchange on which the Common Stock is listed (as applicable, the “Principal Market”) with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii)    Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the applicable Share Delivery Date, such Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to such Holder the shares of Preferred Stock delivered to the Corporation and such Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion. In the event of such rescission, the Corporation shall be obligated to pay accrued liquidated damages but there shall be no obligation to pay liquidated damages following such rescission with respect to the prior default by the Corporation for the rescinded Notice of Conversion. In addition, if, on or after the applicable Share Delivery Date, such Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation, then the Corporation shall, within two (2) Trading Days after such Holder’s request and in such Holder’s discretion, either (x) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to issue and deliver such certificate or credit such Holder’s balance account with Depository Trust Company (“DTC”) for the shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of the applicable shares of Preferred Stock shall terminate, or (y) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for such shares of Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the price at which the sell order giving rise to such purchase obligation was executed.

(iii)    Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim or recoupment; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment in its favor. In the absence of such injunction, the Corporation shall issue Conversion Shares in accordance with the terms of this Certificate of Designation. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 1.5(c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of the Preferred Stock being converted, $10 per month (and increasing to $20 per month on the second month, but not to exceed, in aggregate, $100 per share) for each month after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other section hereof or under applicable law. As used herein, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iv)    Reservation of Shares Issuable Upon Conversion. From and after the Subscription Date until the date no shares of Preferred Stock remain outstanding, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for issuances pursuant to the terms of this Certificate of Designation, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than 100% of such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all then outstanding shares of Preferred Stock at the Conversion Price then in effect (without regard to any limitation on conversions) (the “Required Reserved Amount”). The Corporation shall, so long as any of the Preferred Stock remains outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuing shares of Common Stock with respect of the Preferred Stock pursuant to the terms of this Certificate of Designation, no less than a number of shares of Common Stock equal to the applicable Required Reserved Amount. If at any time while any of the Preferred Stock remains outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Stock at least a number of shares of Common Stock equal to the Required Reserved Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserved Amount for the Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Corporation is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Corporation may satisfy this obligation by obtaining such consent and submitting for filing with the U.S. Securities and Exchange Commission (the “SEC”) an Information Statement on Schedule 14C. The Corporation covenants that all Conversion Shares shall, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(v)    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holders would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vi)    Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion.

(d)    Conversion Limitations.

(i)    Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and each Holder shall not have the right to convert any portion of such Holder’s Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s affiliates (such Persons, collectively, the “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder and each of its Attribution Parties. For purposes of this Section 1.5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). To the extent that the limitation contained in this Section 1.5(d)(i) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case, subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall be entitled to rely on such representation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 1.5(d)(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the transfer agent of the Corporation, Vstock Transfer, LLC (the “Transfer Agent”) setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be, with respect to each Holder, 9.99% of the number of shares of the Common Stock outstanding and/or the then combined voting power of all of the voting securities of the Corporation immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by such Holder.

(ii)    No Strict Construction. The provisions of this Section 1.5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to correct such provisions (or any portions thereof) which may be defective or inconsistent with the intended limitations contained in Sections 1.5(d) or to make changes or supplements necessary or desirable to properly give effect to such limitations, and shall be interpreted in a way to as to be consistent with the rules and regulations of the Principal Market. The limitations contained in Sections 1.5(d) shall apply to a successor Holder of Preferred Stock.

Section 1.5    Certain Adjustments.

(a)    Certain Adjustments to Conversion Price.

(i)    Stock Dividends and Stock Splits.  If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other securities of the Corporation or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (such securities, the “Common Stock Equivalents”), (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 1.6(b)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Corporation, at any time while the Preferred Stock is outstanding, authorizes and issues an additional class of common, with dividend and voting rights at a ratio different than the existing class of Common Stock (the “New Common Stock”), then the Preferred Stock will automatically become convertible, at the election of such Holder, into shares of the New Common Stock at an adjusted Conversion Price proportional to the then-current Conversion Price multiplied by a fraction, the numerator of which shall be the number of votes per share of the class of New Common Stock, and the denominator of which shall be the number of votes per share of the existing class of Common Stock.

(ii)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 1.6(a) above, if at any time the Corporation grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then, the holder of Preferred Stock thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder of Preferred Stock could have acquired if the holder Preferred Stock had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock and assuming the Preferred Stock are convertible as of the applicable date of determination) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase and such Purchase Right to such extent shall be held in abeyance for such Holder, so long as such Holder promptly elects to exercise such Purchase Right when notified of the applicable transaction and provides payment for the exercise of such Purchase Rights in advance (which payment shall be held in abeyance for such Holder).

(iii)    Redemption Right.

(A)    Upon a Trading Failure (as defined below), the Corporation shall within two (2) Business Days deliver written notice thereof via electronic mail (a “Trading Failure Notice”) to the Holders. At any time within five (5) Trading Days of the Holder’s receipt of a Trading Failure Notice (or at such time by which the Corporation would be required to deliver a Trading Failure Notice), such Holder may require the Corporation to redeem (a “Redemption”) all or any portion of such Holder’s Preferred Stock by delivering written notice thereof (“Redemption Notice”) to the Corporation, which Redemption Notice shall indicate the Preferred Stock such Holder is electing to require the Corporation to redeem.

(B)    At any time on or after January 22, 2027, either (i) the Corporation may redeem or (ii) any Holder may require the Corporation to redeem, all or any portion of such Holder’s Preferred Stock (the “Time-Based Redemption Right”) by delivering a Redemption Notice to the other party, which Redemption Notice shall indicate the Preferred Stock the Corporation or the Holder is electing to redeem.

(C)    Any Preferred Stock subject to redemption pursuant to this Section 1.6(b)(iii) shall be redeemed by the Corporation on the applicable Redemption Date (as defined below) in cash by wire transfer of immediately available funds at a price equal to the applicable Redemption Price (as defined below).

(D)    Other than as specifically permitted by this Certificate of Designation, the Corporation may not prepay or redeem any portion of the outstanding Preferred Stock of a Holder without such Holder’s prior written consent. Upon receipt of the full Redemption Price in cash by wire transfer of immediately available funds by the Holders of then outstanding shares Preferred Stock, all such shares of Preferred Stock shall cease to be outstanding. If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the applicable Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor to such Holders in a timely manner, then all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the applicable Holders to receive the Redemption Price without interest.

(E)    As used herein:

(1)    “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(2)    “Redemption Date” means:

a.    with respect to a Redemption upon a Trading Failure, the date set forth in the applicable Redemption Notice, which shall not be earlier than the twentieth (20th) Business Day nor later than the ninetieth (90th) day, after the date of delivery of such Redemption Notice to the Corporation; and

b.    with respect to a Redemption pursuant to the Time-Based Redemption Right, the date determined by the Corporation which shall not be later than the ninetieth (90th) day after the date of delivery of the applicable Redemption Notice to the Corporation.

(3)    “Redemption Price” means the Stated Value of the Preferred Stock being redeemed.

(4)    “Trading Day” means any day on which the Principal Market is open for trading.

(5)    “Trading Failure” means (A) the suspension of the Common Stock from trading on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on the Principal Market.

(b)    Calculations. All calculations under this Section 1.6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(c)    Notice to the Holders.

(i)    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 1.6, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)    Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Corporation shall authorize a Liquidation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of seeking such stockholder approval or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided under this Certificate of Designation constitutes, or contains, material, non-public information regarding the Corporation, the Corporation shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert such Holder’s Preferred Stock during  the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 1.6    Miscellaneous.

(a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the Address for Notice set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated January 20, 2026, among the Corporation and the purchasers signatory thereto, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 1.7(a).  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 1.7(a) prior to 5:30 p.m. (local time, based on the location of the recipient) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 1.7(a) on a day that is not a Trading Day or later than 5:30 p.m. (local time, based on the location of the recipient) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent for overnight delivery via U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)    Absolute Obligation. To the fullest extent permitted by law, and except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)    Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)    Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in either the City of New York, Borough of Manhattan or in Clark County, Nevada (the “Designated Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Designated Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Designated Courts, or such Designated Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

(e)    Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(f)    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any dividend or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)    Modification; Amendment or Waiver. The terms of this Certificate of Designation shall, including for the purposes of Section 78.1955 of the General Corporation Law of the State of Nevada, only be (A) amended, waived, altered or repealed, including by merger, consolidation or otherwise, by (x) the affirmative vote of the holders of a majority of the voting power of the Preferred Stock, voting as a separate class, (y) the approval of the Board and (z) the approval of the Audit Committee, if any of the holders of the Preferred Stock is considered by the Corporation to be an insider or such Audit Committee approval is required by the rules and regulations of the Principal Market or the SEC and (B) the holders of Common Stock or any other series of preferred shares of the Corporation other than the Preferred Stock shall not be entitled to vote or approve of, and such vote or approval shall not be required, for any amendment, waiver, alteration or repeal on matters that pertain only to the Preferred Stock.

(h)    Tax Treatment. For U.S. federal and other applicable state and local income tax purposes, it is intended that the Preferred Stock will be treated as participating stock and not as “preferred stock” within the meaning of Section 305(b)(4) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.305-5(a). The Corporation, the Holders and their respective affiliates shall report consistently with, and shall take no positions or actions inconsistent with, the foregoing treatment unless otherwise required by applicable law.

(i)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j)    Status of Converted or Repurchased Preferred Stock. If any shares of Preferred Stock shall be converted, repurchased or reacquired by the Corporation, such shares shall be retired and resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series B Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 22nd day of January, 2026.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Scott G. Davis
Name:	Scott G. Davis
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Ekso Bionics Holdings, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement.  No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________
Number of shares of Preferred Stock owned prior to Conversion: ________________________
Number of shares of Preferred Stock to be Converted: _________________________
Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: _____________________________
Applicable Conversion Price: _____________________________
Number of shares of Preferred Stock subsequent to Conversion: ______________________________

Address for Delivery: ____________________ or DWAC Instructions: Broker no: ____________________ Account no: ____________________

[HOLDER] By: ____________________ Name: Title: